Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference of our report dated February 21, 2003 with respect to the consolidated financial statements of Derma Sciences, Inc. included in this Annual Report (Form 10-KSB) for the year ended December 31, 2002, in the following registration statements:

     Form S-3 (Registration Statement No. 333-45983) and related Prospectus of Derma Sciences, Inc. for the registration of 750,000 shares of its common stock;

     Form S-3 (Registration Statement No. 333-72107) and related Prospectus of Derma Sciences, Inc. for the registration of 6,375,012 shares of its common stock; and

     Form S-3 (Registration Statement No. 333-96707) and related Prospectus of Derma Sciences, Inc. for the registration of 1,300,000 shares of its common stock.


                                                        /s/   Ernst & Young LLP


Philadelphia, Pennsylvania
March 27, 2003